Exhibit 21


Registrant owns all of the issued and outstanding capital stock of Harleysville National Bank and Trust Company, a National banking association headquartered at 483 Main Street, Harleysville, PA 19438, the Citizens National Bank of Lansford, a national banking association headquartered at 13-15 West Ridge Street, Lansford, PA 18232, Security National Bank, a national banking association headquartered at One Security Plaza, Pottstown, PA 19464, HNC Financial Company, a Delaware Corporation headquartered at 2751 Centerville Road, Suite 3164, Wilmington, Delaware 19808 and of HNC Reinsurance Company, an Arizona Corporation headquartered at 101 North First Avenue, Suite 2460, Phoenix, Arizona 85003.